FOR IMMEDIATE RELEASE

Contact:        William M. Pierce, Jr.
                President and Chief Executive Officer
                Monadnock Community Bancorp, Inc.
                (603) 924-9654

                Karl F. Betz
                Senior Vice President, Chief Financial Officer and Treasurer Monadnock Community Bancorp, Inc.
                (603) 924-9654

              MONADNOCK COMMUNITY BANCORP, INC. ANNOUNCES FILING OF
                             REGISTRATION STATEMENT

Peterborough, New Hampshire--(March 17, 2006) Monadnock Community Bancorp, Inc., the holding company of Monadnock Community Bank, located in Peterborough, New Hampshire, announced today that Monadnock Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission. Monadnock Bancorp, Inc. is a Maryland holding company that has been formed in connection with the previously announced mutual-to-stock conversion of Monadnock Mutual Holding Company.

At the conclusion of the conversion, the existing shares of common stock held by the public stockholders of Monadnock Community Bancorp, Inc. will be exchanged for new shares of common stock of Monadnock Bancorp, Inc. at an exchange ratio estimated to be between 1.0125 and 1.3699 (subject to a 15% increase to 1.5753). In addition, Monadnock Bancorp, Inc. expects to offer for sale between 523,069 and 707,681 shares of common stock (subject to a 15% increase to 813,833 shares) at a purchase price of $8.00 per share. The shares to be offered for sale represent the 54.7% of the outstanding shares of common stock of Monadnock Community Bancorp, Inc. currently owned by Monadnock Mutual Holding Company. The expected number of shares to be sold in the offering and issued to public stockholders as exchange shares is based on an independent appraisal of the market value of Monadnock Community Bancorp, Inc. The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. The conversion is subject to the approval of the Office of Thrift Supervision.

Monadnock Bancorp, Inc. will offer shares of common stock at a purchase price of $8.00 per share first in a subscription offering. The subscription offering will have the following descending order of purchase priority:

     (1) Depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50.00 as of the close of business on December 31, 2004;

     (2)  Monadnock Community Bank's employee stock ownership plan;

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     (3)  Depositors  with accounts at Monadnock  Community  Bank with aggregate balances of at least $50.00 as of the close of business on March 31, 2006; and

     (4) Depositors who had accounts at Monadnock Community Bank as of the close of business on the voting record date of the special meeting of members of Monadnock Mutual Holding Company.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering," with a preference given first to natural persons residing in the counties of Hillsborough and Cheshire, New Hampshire and Worcester, Massachusetts and then public stockholders of Monadnock Community Bancorp, Inc. as of a date to be determined by Monadnock Community Bancorp, Inc. The maximum number of shares that any individual can order is 12,500 shares, and 25,000 shares when aggregated with affiliates and other purchasers acting in concert.

Ryan Beck & Co., Inc. is serving as financial advisor and marketing agent with regard to the offering. Luse Gorman Pomerenk & Schick is serving as counsel to Monadnock Bancorp, Inc. The offering is expected to commence in May 2006.

After the completion of the conversion and the offering, Monadnock Bancorp, Inc. will own all of the outstanding common stock of Monadnock Community Bank. Monadnock Community Bank is a full-service, community-oriented federal savings bank that provides financial services from two full-service facilities located in Peterborough, New Hampshire and Winchendon, Massachusetts.

This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated commencement date of the offering, the anticipated exchange ratio and the anticipated size of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Monadnock Community Bancorp, Inc. and Monadnock Community Bank, and changes in the securities markets.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.